Exhibit 99.1

Contact: Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION ANNOUNCES PLAN TO SPIN-OFF LORILLARD

TRANSACTION WOULD EXCHANGE CAROLINA GROUP TRACKING STOCK

FOR SHARES OF LORILLARD

NEW YORK, December 17, 2007—Loews Corporation (NYSE: LTR; CG) today announced that its Board of Directors has approved a plan to spin off its entire ownership interest in Lorillard, Inc. to holders of its Carolina Group stock and Loews common stock in a tax free transaction. As a result of the transaction, Lorillard, presently a wholly owned subsidiary of Loews, would become a separate publicly traded company.

“This transaction is consistent with our unrelenting focus on long-term value creation,” said James S. Tisch, Chief Executive Officer of Loews. “A spin-off of Lorillard will benefit both companies as well as the holders of Loews common stock and Carolina Group stock.”

The transaction would be accomplished through the following steps:

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Loews would effect a redemption of all of the outstanding Carolina Group stock in exchange for shares of common stock of Lorillard, in accordance with the terms of the Carolina Group stock contained in the Restated Certificate of Incorporation of Loews. Holders of Carolina Group stock would receive one share of common stock of Lorillard for each share of Carolina Group stock they own. The Lorillard shares distributed in the redemption of the Carolina Group stock would constitute approximately 62% of Lorillard’s outstanding common stock, which is the percentage of the economic interest in the Carolina Group that is allocated to the outstanding Carolina Group stock.

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Loews would dispose of the remaining 38% of Lorillard’s outstanding common stock in an exchange offer for shares of outstanding Loews common stock if Loews determines that market conditions are acceptable for an exchange. If Loews determines not to effect the exchange offer or the exchange offer is not fully subscribed, the remaining shares of Lorillard would be distributed as a pro rata dividend to the holders of Loews common stock.

Loews currently has two classes of common stock outstanding: Carolina Group stock, which is intended to reflect the economic performance of a group of assets and liabilities called the Carolina Group, principally consisting of Lorillard and its subsidiaries; and Loews common stock, representing the economic performance of the remaining assets of Loews, including the interest in the Carolina Group not represented by outstanding Carolina Group stock.

Loews expects that Lorillard’s common stock will be listed for trading on the New York Stock Exchange. Following the spin-off, Martin L. Orlowsky will continue to serve as Chairman, President and CEO of Lorillard, and Lorillard’s corporate headquarters will continue to be in Greensboro, North Carolina.

Completion of the proposed transaction is subject to a number of conditions including receipt of a favorable ruling from the Internal Revenue Service and an opinion of tax counsel as to the tax-free nature of the transaction, Securities and Exchange Commission clearance, the absence of any material changes or developments, final approval by the Loews Board of Directors and market conditions.

Approval by shareholders of Loews is not required. The spin-off is expected to be completed in mid-2008.

This press release does not constitute an offer of any securities for sale.

Investor Conference Call on Monday, December 17 at 9:00 a.m. EST

Loews will hold a conference call on Monday, December 17, 2007 at 9:00 a.m. EST to discuss the planned spin-off. A live webcast of this conference call will be available online at the Loews website (www.loews.com). Those interested in participating in the question and answer portion of the conference call should dial 877-692-2592, or for international callers, 973-582-2757. The conference ID number is 28562156.

Following the call, a replay will be available at www.loews.com or by dialing 800-642-1687, or for international callers, 706-645-9291. The telephone replay will be available through December 24, 2007.

About Loews

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA); Lorillard, Inc.; Boardwalk Pipeline Partners, LP (NYSE: BWP); Diamond Offshore Drilling, Inc. (NYSE: DO); HighMount Exploration & Production LLC; Loews Hotels; and Bulova Corporation.

About Lorillard

Lorillard, Inc. is engaged, through its subsidiaries, in the production and sale of cigarettes. The principal cigarette brand names of Lorillard are Newport, Kent, True, Maverick and Old Gold. Lorillard’s largest selling brand is Newport, the second largest selling cigarette brand in the United States and the largest selling brand in the menthol segment of the U.S. cigarette market.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events to differ materially from those described. Important factors that could cause actual events to differ from those described include, but are not limited to, satisfaction of the conditions noted herein to completion of the proposed spin-off transaction. Therefore, no assurance can be given that the spin-off will be consummated on the currently proposed terms or otherwise. Loews expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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